Exhibit 10.58

SHELLS SEAFOOD RESTAURANTS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

1. Policy Statement

This Code of Business Conduct and Ethics reflects Shells commitment to conduct business in an honest and ethical manner. In this regard, each of you, the individuals who work for or serve the Company (our team members), is an extension of Shells. Our commitment to honesty and ethical conduct only can be achieved if you, individually, accept your responsibility to promote integrity and demonstrate the highest level of ethical conduct in all of your activities. Activities that may compromise our Company’s reputation or integrity must be avoided. While we realize that not every situation is black and white, the key to compliance with this Code is exercising good judgment. This means following both the letter and the spirit of this Code and all applicable laws, doing the “right” thing, and acting ethically at all times, even when the law or this Code may not address specifically the issue at hand. When you are faced with a business situation where you must determine the proper course of action, you should ask yourself the following questions:

•	Is it legal?

•	Is it moral?

•	Is it good business over the long term?

We rely in part on those team members who manage others to set an example to the team members they supervise. Everyone in a management or supervisory position is expected to take any action necessary to ensure compliance with this Code, to provide guidance and assist their team members in resolving questions concerning the Code and to permit team members to express any concerns regarding compliance with this Code. No one has the authority to order another team member to act contrary to this Code. To summarize, the three fundamental principals that apply to all team members are:

•	All team members are held to the same set of standards.

•	All team members must be honest and fair in their dealings with customers, stockholders, business partners, suppliers and fellow team members.

•	The highest standards of integrity and ethics must be upheld by every team member.

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2. Conflicts of Interest and Corporate Opportunities

You must avoid any situation in which your personal interests conflict or even appear to conflict with the Company’s interests. You owe a duty to the Company to advance the Company’s legitimate interests when the opportunity to do so arises in the course of your employment or service. You should NEVER compromise any of the Company’s legitimate interests.

You must perform your duties to our Company in an honest and ethical manner. You must handle all actual or apparent conflicts of interest between your personal and professional relationships in an ethical manner.

You should avoid situations in which your family, financial or other personal interests conflict or even appear to conflict with those of the Company. You may not engage in activities that compete with the Company or place the Company’s interests at risk. You should not take for your own benefit opportunities discovered in the course of employment that may otherwise benefit the Company. The following are examples of actual or potential conflicts:

•	you, or a member of your family, receive improper personal benefits (including but not limited to the receipt of gifts) as a result of your position in the Company;

•	you use our Company’s property for your personal benefit;

•	you engage in activities that interfere with your loyalty to our Company or your ability to perform Company duties or responsibilities effectively;

•	you work simultaneously (whether as an employee, board member or a consultant) for a competitor, customer or supplier;

•	you, or a member of your family, have a financial interest in a customer, supplier, or competitor which is significant enough to cause divided loyalty with the Company or the appearance of divided loyalty (the significance of a financial interest depends on many factors, such as size of investment in relation to your income, net worth and/or financial needs, your potential to influence decisions that could impact your interests, and the nature of the business or level of competition between our Company and the supplier, customer or competitor);

•	you, or a member of your family, acquire an interest in property (such as real estate, patent or other intellectual property rights or securities) in which you have reason to know the Company has, or might have, a legitimate interest;

•	you, or a member of your family, receive a loan or a guarantee of a loan from a customer, supplier or competitor (other than a loan from a financial institution made in the ordinary course of business and on an arm’s-length basis);

•	you make gifts or payments, or provide special favors, to customers, suppliers or competitors (or their immediate family members) with a value significant enough to cause the customer, supplier or competitor to make a purchase, or take or forego other action, which is beneficial to the Company and which the customer, supplier or competitor would not otherwise have taken; or

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•	you are given the right to buy stock in other companies or you receive cash or other payments in return for promoting the services of an advisor, such as an investment banker, to the Company.

Neither you, nor members of your immediate family, are permitted to accept gifts, money or services that could be construed as “special favors”, which might influence a decision to do business with a customer, supplier, competitor or any other person or entity. Unsolicited gifts or favors with a value exceeding $100.00 should never be accepted. Soliciting gifts or favors of any value is not permitted. Accepting monetary gifts of any value are also strictly prohibited.

The existence of a conflict is not always readily apparent. If you become aware of a conflict described above or any other conflict, potential conflict, or have a question as to a potential conflict, you should consult with higher levels of management or follow the procedures described in Sections 9 and 10 of this Code. If you are involved in a situation that gives rise to an actual conflict, you must inform a member of the Company’s executive management of the conflict.

3. Confidentiality

All confidential information concerning the Company is the property of the Company and must be protected.

Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. You must maintain the confidentiality of such information entrusted to you by the Company, its customers and its suppliers, except when disclosure is authorized by the Company or required by law.

Examples of confidential information include, but are not limited to: the Company’s trade secrets; business trends and projections; information about financial performance; new product or marketing plans; any documents, forms, manuals, correspondence, memorandums, notices, directives, computer data or programs; research and development ideas or information; menu / recipe ingredients, pricing or costs; processes; information about potential acquisitions, divestitures and investments; stock splits, public or private securities offerings or changes in ownership; significant personnel changes; and the acquisition, loss or changes of or to existing or potential contracts, orders, suppliers, customers or finance sources.

Your obligation with respect to confidential information extends beyond your activities in the workplace. In that respect, it applies to communications with your family members and continues to apply even after your employment or director relationship with the Company terminates.

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4. Insider Trading

You should never trade securities on the basis of confidential information acquired through your employment or fiduciary relationship with the Company.

Under both federal law and Company policy, you are not permitted to purchase or sell Shells stock, directly or indirectly, on the basis of material non-public information concerning the Company. Any person possessing material non-public information about the Company must not engage in transactions involving Company securities until this information has been released to the public.

Generally, material information is information which would be expected to affect the investment decisions of a reasonable investor or the market price of the stock. You are not allowed to trade in the stock of other publicly held companies, such as existing or potential customers or suppliers, on the basis of material confidential information obtained in the course of your employment or service as a director. It also is illegal to recommend a stock to (i.e., “tip”) someone else on the basis of such information. If you have a question concerning appropriateness or legality of a particular securities transaction, consult with a member of the Company’s executive management. The Board of Directors, executive officers and certain other team members of the Company are subject to additional responsibilities under the Company’s insider trading compliance policy, a copy of which has been provided to each such director, executive officer and team member, and which can be obtained from the Company’s Chief Financial Officer (“CFO”).

5. Fair Dealing

Our goal is to conduct our business with integrity.

You should make every effort to deal honestly with the Company’s customers, suppliers, competitors, and team members. Under federal and state laws, our Company is prohibited from engaging in unfair methods of competition, and unfair or deceptive acts and practices. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing.

Examples of prohibited conduct include, but are not limited to:

•	bribery or payoffs to induce business or breaches of contracts by others;

•	acquiring a competitor’s trade secrets through bribery or theft; or

•	making false, deceptive or disparaging claims or comparisons about competitors or their products or services.

6. Protection and Proper Use of Company Assets

You should endeavor to protect the Company’s assets and ensure their proper use.

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Company assets, both tangible and intangible, are to be used solely for legitimate business purposes of the Company and only by authorized team members or consultants. Intangible assets include intellectual property such as trade secrets, patents, trademarks and copyrights, business, marketing and service plans, engineering and manufacturing ideas, designs, databases, Company records, salary information, and any unpublished financial data and reports. Unauthorized alteration, destruction, use, disclosure or distribution of Company assets violates Company policy and this Code. Theft or waste of, or carelessness in using, these assets have a direct adverse impact on the Company’s operations and profitability and will not be tolerated.

The Company provides computers, voice mail, electronic mail (e-mail), Internet access, and other Company resources to certain team members for the purpose of achieving the Company’s business objectives. As a result, the Company has the right to access, reprint, publish, or retain any information created, sent or contained in or through any of the Company’s computers or e-mail systems of any Company machine. You may not use any Company resource for any illegal purpose or in any manner that is contrary to the Company’s policies or the standards embodied in this Code.

You should not make copies of, or resell or transfer (externally or internally), copyrighted publications, including software, manuals, articles, books, and databases being used in the Company, that were created by another entity and licensed to the Company, unless you are authorized to do so under the applicable license agreement. In no event should you load or use, on any Company computer, any software, third party content or database without receiving the prior written permission of the Information Technology Department (also known as MIS) to do so. You must refrain from transferring any data or information to any Company computer other than for Company use. You may use a handheld computing device or mobile phone in connection with your work for the Company, but must not use such device or phone to access, load or transfer content, software or data in violation of any applicable law or regulation or without the permission of the owner of such content, software or data. If you should have any question as to what is permitted in this regard, please consult with the Company’s Director of Information Technology.

7. Compliance with Laws and Regulations

The Company seeks to comply with both the letter and spirit of the laws and regulations in all jurisdictions in which it operates.

The Company is committed to total compliance with the laws and regulations of the cities, counties and state(s) in which it operates. You must comply with all applicable laws, rules and regulations in performing your duties for the Company. Various federal, state and local laws and regulations define and establish obligations with which the Company, its executive officers, team members, directors and agents must comply. You are expected to fully comply with these laws in conducting the Company’s business. If you violate these laws or regulations in performing your duties for the Company, you not only risk individual indictment, prosecution and penalties, and civil actions and penalties, you also subject the Company to the same risks and penalties. Any violation of these laws may subject you to immediate disciplinary action, up to and including termination of your employment or affiliation with the Company.

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8. Ethics Obligations For Team Members With Financial Reporting Responsibilities

Our management team, consisting of executive management and departmental and operational directors, bears a special responsibility for promoting integrity throughout the Company. Furthermore, our management team has a responsibility to foster a culture throughout the Company as a whole that mandates the fair and timely reporting of the Company’s results of operations, financial condition and other financial information. Because of this special role, in addition to complying with our Code of Ethics generally, each management team member further agrees that he or she will:

•	Perform his or her duties in an honest and ethical manner;

•	Address all actual or apparent conflicts of interest between his or her personal and professional relationships in an ethical manner;

•	Undertake all necessary actions to ensure complete, accurate, thorough, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, government agencies and in other public communications; and

•	Proactively encourage and provide an example of ethical behavior in the work environment.

9. Reporting Violations of Company Policies and Receipt of Complaints Regarding Financial Reporting or Accounting Issues

You should report any violation or suspected violation of this Code to the appropriate Company personnel or Board member in accordance with the Company’s Whistle Blower Policy.

The Company’s efforts to ensure observance of, and adherence to, the goals and policies outlined in this Code require that you promptly bring to the attention of an executive officer, or in the case that an issue may involve an executive officer, a designated member of the Board of Directors, any material transaction, relationship, act, failure to act, occurrence or practice that you believe, in good faith, is inconsistent with, in violation of, or reasonably could be expected to give rise to a violation of, this Code. You should report any suspected violations of the Company’s financial reporting obligations or any complaints or concerns about questionable accounting or auditing practices in accordance with the procedures set forth below.

By definition, a whistle blower is an employee who reports a suspected violation of this Code or applicable laws or government regulations to someone with the authority to correct the situation. An employee reporting the suspected violation (the whistle blower) is protected under the law from any reprisals brought about by an employer or fellow employees.

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If you, as a Shells team member, suspect someone who is in violation of this Code, it is your responsibility to immediately contact a member of executive management: the Vice President of Operations, Vice President of Purchasing, CFO or President and Chief Executive Officer (“CEO”). If you believe the suspected activity involves an executive officer just listed, please contact the Chairman of the Audit Committee of the Board of Directors.

If you wish to report any such matters anonymously or confidentially, then you may do so to the persons mentioned in the previous paragraph. In any case, whether anonymous or not, your report will be taken seriously, treated confidentially, and will be investigated thoroughly. Shells will take the appropriate action based on the results of the investigation. There will be no retaliation, discrimination or disciplinary action against you for your report made in good faith.

Other Guiding Principles

1.	Use common sense and good judgment; Act in good faith. You should become familiar with and understand the requirements of this Code. If you become aware of a suspected violation, don’t try to investigate it or resolve it on your own. Instead, promptly disclose the violation to the appropriate parties in order to assure a thorough and timely investigation and resolution. The circumstances should be reviewed by appropriate personnel as quickly as possible, since a delay may affect the results of an investigation. A violation of the Code or of applicable laws and/or governmental regulations is a serious matter and could have legal implications. Allegations of such behavior are not taken lightly and should not be made to embarrass someone or put him or her in a false light. Reports of suspected violations always should be made in good faith.

2.	Internal investigation. When an alleged violation of this Code, applicable laws and/or governmental regulations is reported, the Company will take appropriate action in accordance with the compliance procedures outlined in Section 10 of the Code. You are expected to cooperate in internal investigations of alleged misconduct or violations of the Code or of applicable laws or regulations.

3.	No fear of retaliation. It is our Company’s policy that there will be no intentional retaliation against any person who provides truthful information to a Company or law enforcement official concerning a possible violation of any law, regulation or Company policy, including this Code. Persons who retaliate may be subject to civil, criminal and administrative penalties, as well as disciplinary action, up to and including termination of employment. In cases in which you report a suspected violation in good faith and are not engaged in the questionable conduct, the Company will attempt to keep its discussions with you confidential to the extent reasonably possible. In the course of its investigation, the Company may find it necessary to share information with others on a “need to know” basis. No retaliation will be taken against you by the Company for reporting alleged violations while acting in good faith. Similarly, if you believe you are being retaliated against, as a result of your having reported a suspected violation in good faith, you should immediately report that information.

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10. Compliance Procedures

The Company has established this Code as part of its overall policies and procedures. To the extent that other Company policies and procedures conflict with this Code, you should follow this Code. The Code applies to all Company team members and directors.

The Code is based on the Company’s core values, good business practices and applicable law. The existence of a Code, however, does not assure that team members and / or directors will comply with it or act in a legal and ethical manner. To achieve optimal legal and ethical behavior, the individuals subject to this Code must know and understand the Code as it applies to them and as it applies to others. You must promote the Code and assist others in knowing and understanding it.

•	Compliance. You are expected to become familiar with and understand the requirements of this Code. Most importantly, you must comply with it.

•	CEO Responsibility. The Company’s CEO shall be responsible for ensuring that this Code is established and effectively communicated to all team members and directors. Although the day-to-day compliance issues will be the responsibility of the Company’s management team, the CEO has ultimate accountability with respect to the overall implementation of and successful compliance with the Code.

•	Internal Reporting of Violations. The Company’s efforts to assure observance of, and adherence to, the goals and policies outlined in this Code mandate that all team members and directors of the Company report suspected violations in accordance with Section 9 of this Code.

•	Screening Of Team Members. The Company shall exercise due diligence when hiring and promoting team members and, in particular, when conducting an employment search for a position involving the exercise of substantial discretionary authority, such as a member of our executive management, a departmental or operational director or a team member with financial management responsibilities. The Company will make reasonable inquiries into the background of each individual who is a candidate for such a position. All such inquiries shall be made in accordance with applicable law and good business practice.

•	Access to the Code. The Company shall assure that team members and directors may access this Code on the Company’s website. In addition, each current and new team member will be provided with a copy of the Code.

•	Monitoring. Members of executive management shall be responsible to review the Code with the Company’s management team. In turn, the Company’s managers with supervisory responsibilities should review the Code with their direct reports. Managers are the “go to” persons for team member questions and concerns relating to this Code, especially in the event of a potential violation. Managers, departmental or operational directors will immediately report any violations or allegations of violations to an executive officer. Managers will work with the executive officer in assessing areas of concern, potential violations, any need for enhancement of the Code or remedial actions to affect the Code’s policies and overall compliance with the Code and other related policies.

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•	Auditing. Resources selected by the Audit Committee of the Board of Directors will be responsible for auditing the Company’s compliance with the Code.

•	Internal Investigation. When an alleged violation of the Code is reported, the Company will take prompt and appropriate action in accordance with the law and regulations and otherwise consistent with good business practice. If the suspected violation appears to involve either a possible violation of law or an issue of significant corporate interest, or if the report involves a complaint or concern of any person, whether team member, a shareholder or other interested person regarding the Company’s financial disclosure, internal accounting controls, questionable auditing or accounting matters or practices or other issues relating to the Company’s accounting or auditing, then the manager or investigator should immediately notify an executive officer. If a suspected violation involves any director or executive officer or if the suspected violation concerns any fraud, whether or not material, involving management or other team members who have a significant role in the Company’s internal controls, the manager, the executive officer or any person who received such report should immediately report the alleged violation to the Chairman of the Audit Committee of the Board of Directors. The Chairman of the Audit Committee, as applicable, shall assess the situation and determine the appropriate course of action. At a point in the process consistent with the need not to compromise the investigation, a person who is suspected of a violation shall be apprised of the alleged violation and shall have an opportunity to provide a response to the investigator.

•	Disciplinary Actions. Subject to the following sentence, members of executive management, after consultation with the Company’s legal counsel, shall be responsible for implementing the appropriate disciplinary action in accordance with the Company’s policies and procedures for any team member who is found to have violated this Code. If a violation has been reported to the Audit Committee or another committee of the Board of Directors, that Committee shall be notified as to the expected appropriate disciplinary action. If a violation involves an executive officer, then the full Board of Directors will participate in rendering disciplinary action. Any violation of applicable law or any deviation from the standards embodied in this Code by a team member will result in disciplinary action, up to and including termination of employment. Any team member engaged in the exercise of substantial discretionary authority, including any executive officer, who is found to have engaged in a violation of law or unethical conduct in connection with the performance of his or her duties for the Company, shall be removed from his or her position and not assigned to any other position involving the exercise of substantial discretionary authority. In addition to imposing discipline upon a team member involved in non-compliant conduct, the Company also will impose discipline, as appropriate, upon 1) a team member’s manager or supervisor, if any, who directs or approves such team member’s improper actions, or is aware of those actions but does not act appropriately to correct them, and 2) upon other individuals who fail to report known non-compliant conduct. In addition to imposing its own discipline, the Company will bring any violations of law to the attention of appropriate law enforcement personnel.

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•	Retention of Reports and Complaints. All reports and complaints made to or received by an executive officer or the Chairman of the Audit Committee shall be logged into a record maintained for this purpose by the Secretary of the Company and this record of such report shall be retained for not less than five (5) years. The Audit Committee shall receive on a quarterly basis a summary of all communications expressing complaints or concerns. To the extent any of these complaints or concerns relates to the Company’s financial disclosures, accounting, internal controls and auditing matters, the Chairman of the Audit Committee will promptly be informed of any such matter.

•	Required Government Reporting. Whenever conduct occurs that requires a report to the government, an executive officer, after consultation with legal counsel, shall be responsible for complying with such reporting requirements.

•	Corrective Actions. Subject to the following sentence, in the event of a violation of this Code, members of executive management should assess the situation to determine whether the violation demonstrates a problem that requires remedial or corrective action. If a violation has been reported to the Audit Committee or another committee of the Board of Directors, that committee shall be involved in the determination of appropriate remedial or corrective actions. Corrective action may include providing revised public disclosure, retraining Company team members, modifying Company policies and procedures, improving monitoring of compliance under existing procedures and other action necessary to detect similar non-compliant conduct and prevent it from occurring in the future. Any corrective action shall be documented, as appropriate.

11. Complete, Timely and Understandable Disclosure

It is of crucial importance that all disclosure in reports and documents that our Company files with, or submits to, the SEC, and in other public communications made by the Company is full, fair, accurate, timely and understandable. You must take all steps available to aid the Company in these responsibilities consistent with your role within the Company. In particular, you are required to provide prompt and accurate answers to all inquiries made to you in connection with the Company’s preparation of its public reports and disclosure.

The Company’s CEO and CFO are responsible for designing, establishing, implementing, reviewing and evaluating on a quarterly basis the effectiveness of the Company’s disclosure controls and procedures (as such term is defined by applicable SEC rules). The Company’s CEO, CFO, principal accounting officer or controller and persons performing similar functions, persons who meet the requirements of Item 406 of Regulation S-K and such other Company officers as are designated from time to time by the Audit Committee of the Board of Directors shall be deemed the senior officers of the Company. The senior officers shall take all steps necessary and suitable to ensure that all disclosure in reports and documents filed with or submitted to the SEC, and all disclosure in other public communication made by the Company is full, fair, accurate, timely and understandable.

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The senior officers are also responsible for implementing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The senior officers will take all necessary steps to ensure compliance with established accounting procedures, the Company’s system of internal controls and generally accepted accounting principles. The senior officers will make sure that the Company maintains and keeps books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company. The senior officers also will assure that the Company devises and implements a system of internal accounting controls sufficient to provide reasonable assurances that:

•	transactions are executed with management’s general or specific authorization;

•	transactions are recorded as necessary (a) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (b) to maintain accountability for assets;

•	access to assets is permitted, and receipts and expenditures are made, only in accordance with management’s general or specific authorization; and

•	the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, all to permit prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the Company’s financial statements.

Any attempt to enter inaccurate or fraudulent information into the Company’s accounting system will not be tolerated and will result in disciplinary action, up to and including termination of employment.

12. Publication of the Code of Business Conduct and Ethics; Amendments and Waivers

The most current version of this Code will be posted and maintained on the Company’s website and filed as an exhibit to the Company’s next succeeding Annual or Quarterly Report filed with the SEC. That Report shall disclose that the Code is maintained on our Company website and shall disclose that substantive amendments and waivers also will be posted on our website.

Only substantive amendments relating to the specified elements of this Code of Ethics must be disclosed. Any waiver of the Code for executive officers or directors may be made only by the Board of Directors or a Board Committee and must be promptly disclosed to shareholders. Any amendment to the Code of Ethics or the approval of any waivers by the Board of Directors or Board Committee will be disclosed within five (5) business days of such action (a) on the Company’s website for a period of not less than twelve (12) months and (b) in a Form 8-K filed with the Securities and Exchange Commission. Such disclosure shall include the reasons for any waiver. The Company will retain the disclosure relating to any such amendment or waiver for not less than five (5) years.

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It is the Company’s intention that this Code of Business Conduct and Ethics be its written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in Securities and Exchange Commission Regulation S-K Item 406.

Your Personal Commitment to the Company’s Code of Business Conduct and Ethics.

I acknowledge that I have received and read the Code of Business Conduct and Ethics for Shells Seafood Restaurants, Inc., dated March 26, 2004, and understand my obligations as a team member to comply with this code of Professional Conduct.

I understand that my agreement to comply with the Company’s Code of Business Conduct and Ethics does not constitute a contract of employment.

Please print your name:

Please sign here:

Date:

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